Exhibit 99.3

Item 7.   Management’s Discussion and Analysis of Financial Condition and Results of Operations

Results of Operations

HNH, the parent company, manages a group of businesses on a decentralized basis.  HNH owns H&H, a diversified holding company whose strategic business units encompass three reportable segments: Precious Metal, Tubing, and Engineered Materials.  HNH also owns Bairnco, another diversified holding company that manages business units in two reportable segments:  Arlon EM and Kasco Replacement Products and Services.  The business units of H&H and Bairnco principally operate in North America.

HNH Business System

The HNH Business System is at the heart of the operational improvement methodologies for all HNH companies and employees. Strategy Deployment forms the roof of the System and serves to convert strategic plans into tangible actions ensuring alignment of goals throughout each of our businesses. The pillars of the System are the key performance indicators used to monitor and drive improvement.  The steps of the System are the specific tool areas that drive the key performance indicators and overall performance.  HNH utilizes lean tools and philosophies to reduce and eliminate waste coupled with the Six Sigma tools targeted at variation reduction.  The System is a proven, holistic approach to increasing shareholder value and achieving long term, sustainable, and profitable growth.

H&H’s Precious Metal Segment

H&H’s Precious Metal activities include the fabrication of precious metal and their alloys into brazing alloys.  H&H’s brazing alloys are used to join similar and dissimilar metals as well as specialty metals and some ceramics with strong, hermetic joints.  H&H offers these metal joining products in a wide variety of alloys including gold, silver, palladium, copper, nickel, aluminum, and tin.  These brazing alloys are fabricated into a variety of engineered forms and are used in many industries including electrical, appliance, transportation, construction, and general industrial, where dissimilar material and metal-joining applications are required.  H&H’s operating income from precious metal products is principally derived from the “value added” of processing and fabricating and not from the purchase and resale of precious metal.  In accordance with general practice, prices to customers are principally a composite of two factors: (1) the value of the precious metal content of the product and (2) the “fabrication value,” which includes the cost of base metals, labor, overhead, financing and profit.  In 2009, H&H exited the business of precision electroplating electronic and electrical components primarily for use in the automotive industry.  See discussion of Discontinued Operations in this section.

H&H Tubing Segment

H&H manufactures a wide variety of steel tubing products.  The Stainless Steel Seamless Tubing Group manufactures small-diameter precision-drawn seamless tubing both in straight lengths and coils.  The Stainless Steel Tubing Group’s capabilities in long continuous drawing of seamless stainless steel coils allow this Group to serve the petrochemical infrastructure and shipbuilding markets.  The Stainless Steel Tubing Group also manufactures products for use in the medical, semiconductor fabrication, aerospace and defense industries.  The Specialty Tubing Group manufactures welded carbon steel tubing in coiled and straight lengths with a primary focus on products for the refrigeration, automotive, and HVAC industries.  In addition to producing bulk tubing, the Specialty Tubing Group also produces value added products and assemblies for these industries.

H&H Engineered Materials Segment

The H&H Engineered Materials Segment manufactures and supplies products to the construction and building industries.  H&H manufactures fasteners and fastening systems for the U.S. commercial flat roofing industry.  Products are sold to building and roofing material wholesalers. The products are also private labeled to roofing system manufacturers. A line of specialty fasteners is produced for the building products industry for fastening applications in the construction and remodeling of homes, decking and landscaping.   H&H also manufactures plastic and steel fittings and connectors for natural gas and water distribution service lines along with exothermic welding products for electrical grounding, cathodic protection, and lightning protection.   In addition, H&H manufactures electro-galvanized and painted cold rolled sheet steel products primarily for the construction, entry door, container and appliance industries.

Arlon Electronic Materials Segment

Arlon EM’s principal products include high performance materials for the printed circuit board industry and silicone rubber-based insulation materials used in a broad range of industrial, military/aerospace, consumer and commercial markets.

Arlon EM supplies high technology materials to the printed circuit board (“PCB”) industry.  Arlon EM products are marketed principally to OEMs and PCB manufacturers around the world by a direct technical sales force in many cases in support of country and area specific distributors and manufacturer’s representatives.  Arlon EM’s conventional laminates product line includes a wide variety of specialty polyimide and epoxy laminates and bonding films, as well as other high performance thermoset laminates.  These materials are used in demanding commercial and military market applications including high density interconnect, surface mount technology, heat sink bonding, semiconductor testing, wireless communications and microvia PCBs.  The microwave and radio frequency product area offers fluoropolymers (i.e. PTFE), ceramic-filled fluoropolymers, and other non-PTFE laminates that deliver the electrical performance needed in frequency-dependent circuit applications such as analog, digital and personal communication systems, high frequency military electronics, microwave antennas and cellular base station electronics.  These products are supplied as copper-clad laminates with bonding plies or prepregs for production of multi-layer printed circuits.

Arlon EM also manufactures a line of silicone rubber materials used in a broad range of military, consumer, industrial and commercial products.  Typical applications and products include: silicone bagging materials for producing composite parts; silicone insulating tapes for electric traction motor coil windings; insulation materials for industrial and commercial flexible heaters; silicone materials for high temperature hose and duct markets; insulating tape for medium and high voltage electrical splices and self-fusing tapes for a variety of industrial and commercial applications; as well as compliant, thermally or electrically conductive silicone film adhesives known as Thermabond™ for heat sink-bonding to printed circuit boards.

Kasco Replacement Products and Services Segment

Kasco is a provider of meat-room products and maintenance services for the meat and deli departments of supermarkets; for restaurants; for meat and fish processing plants; and for distributors of electrical saws and cutting equipment throughout North America, Europe, Asia and South America.  These products and services include band saw blades for cutting meat and fish, band saw blades for cutting wood and metal, grinder plates and knives for grinding meat, repair and maintenance services for food equipment in retail grocery and restaurant operations, electrical saws and cutting machines, seasoning products, and other related butcher supply products.

Kasco’s products and services are sold under a number of brand names including Kasco Corporation and Atlanta Sharptech in the United States and Canada, Atlantic Service Co. in the United Kingdom and Canada, Bertram & Graf in Germany.

The following table presents information about reportable segments. In addition to the table below, please refer to the consolidated financial statements of HNH as of and for the years ended December 31, 2009 and 2008 to which the following discussion and analysis applies.  See “Item 8- Financial Statements and Supplementary Data”.

Statement of operations data:	Twelve Months Ended
(in thousands)	December 31,
	2009	2008

Net Sales:
Precious Metal	$85,972	$129,431
Tubing	75,198	100,961
Engineered Materials	191,709	246,815
Arlon Electronic Materials	60,145	64,207
Kasco	47,678	50,445
Total net sales	$460,702	$591,859

Segment operating income:
Precious Metal	5,490	17,335
Tubing	4,746	9,581
Engineered Materials	16,903	22,553
Arlon Electronic Materials	4,338	6,243
Kasco	3,661	3,978
Total	$35,138	$59,690

Unallocated corporate expenses & non operating units	(13,547)	(22,013)
Income from proceeds of insurance claims, net	4,035	3,399
Unallocated pension credit (expense)	(14,013)	8,335
Corporate restructuring costs	(636)	-
Income from benefit plan curtailment	-	3,875
Asset impairment charge	(1,158)	-
Loss on disposal of assets	(132)	(111)
Income from continuing operations	$9,687	$53,175

(a)
The Precious Metal segment operating income includes restructuring charges of $0.4 million in 2009. For 2009 and 2008, the Precious Metal segment also includes income of $0.6 million and $3.9 million, respectively, related to the liquidation of precious metal inventories valued at last-in, first-out (“LIFO”) cost.

(b)	The Tubing segment operating income in 2009 includes $0.9 million of asset impairment charges relating to certain equipment.

(c)
Segment operating results for the Arlon EM segment for 2009 include a $1.1 million goodwill impairment charge recorded to adjust the carrying value of one of the Arlon EM segment’s reporting units to its estimated fair value.

(d)	The Kasco segment operating income in 2009 includes $0.2 million of asset impairment charges associated with certain real property located in Atlanta Georgia.

2009 Compared to 2008

Cost Actions Taken During the Twelve Months Ended December 31, 2009

Overview and Outlook

The world-wide economic recession which became evident in the second half of 2008 continued to adversely impact net sales and profitability through the twelve months ended December 31, 2009.  Significant end market declines were experienced by many of the Company’s served markets, especially general industrial, residential and industrial construction, transportation, and appliance markets. This had a material adverse effect on almost all of the Company’s businesses, driving sales down by 22.2% during 2009 as compared to 2008.  Most of the Company’s reportable segments experienced declines in operating income for 2009 compared to 2008.

In late 2008, management prepared contingency plans to respond to the deteriorating economic conditions which were aggressively implemented in 2009.  Significant cost containment actions were initiated across all of the business segments and the corporate headquarters.  These 2009 actions included a reduction in compensation and benefits for salaried employees, layoffs in both the salaried and hourly workforce, the temporary idling of certain of the Company’s manufacturing facilities for various periods during 2009 to better match production with customer demand, and certain restructuring activities.  The Company believes that the 2009 restructuring activities will strengthen its competitive position over the long term.

Income from continuing operations for 2009 declined by $43.5 million from $53.2 million to $9.7 million, primarily as a result of lower sales from all reportable segments, which was partially offset by lower selling, general and administrative costs and a $4.0 million gain on proceeds from insurance claims compared to a $3.4 million gain on proceeds from insurance claims in 2008.  The 2009 income from continuing operations included non-cash asset and goodwill impairment charges of $4.1 million, and non-cash pension expense of $14.2 million compared to pension-related income of $8.3 million for the same period of the prior year. The 2009 non-cash pension expense was principally a result of actuarial loss amortization.  Such actuarial loss occurred primarily because investment return on the assets of the WHX pension Plan during 2008 was significantly less than the assumed return of 8.5%, partially offset by an increase in discount rates. The operating income from continuing operations also included a gain from benefit plan curtailment of $3.9 million in 2008. In addition, during the twelve months ended December 31, 2009, income from continuing operations included a non-cash gain of $0.6 million from the liquidation of precious metal inventories valued at LIFO, as compared to a non-cash LIFO liquidation gain of $3.9 million in 2008.

The Company expects to continue its initiatives to improve its operating efficiencies, working capital management and capital allocation, as well as its cost containment measures. The continuing implementation and utilization of the HNH Business System has been and will remain the primary driver to achieving these goals, which management believes are positioning the Company to realize enhanced performance as the global economy and the markets the Company serves recover.

Comparison of Twelve Months ended December 31, 2009 and 2008

The operating results for the twelve months ended December 31, 2009 and 2008 are shown in the following table (in thousands):

	Years Ended
	December 31,
	2009	2008
Net sales	$460,702	$591,859
Gross profit	115,034	150,990
Income from continuing operations	9,687	53,175
Income (loss) from continuing operations before tax	(16,721)	14,548
Income (loss) from continuing operations, net of tax	(16,224)	13,293
Discontinued operations:
Loss from discontinued operations, net of tax	(6,849)	(10,170)
Gain (loss) on disposal of fixed assets, net of tax	1,832	(112)
Net loss from discontinued operations	(5,017)	(10,282)
Net income (loss)	$(21,241)	$3,011

Net sales for the twelve months ended December 31, 2009 decreased by $131.2 million, or 22.2%, to $460.7 million, as compared to $591.9 million for the twelve months ended December 31, 2008.  The lower sales volume across all the operating business segments was primarily driven by lower demand as a result of the current world-wide economic recession.

Gross profit in the twelve months ended December 31, 2009 declined to $115.0 million as compared to $151.0 million in 2008. Gross profit margin for the twelve months of 2009 declined to 25.0% as compared to 25.5% during the same period of 2008. The decline in gross profit margin was primarily due to the effect of LIFO inventory liquidation gains, which were higher in 2008.  During the twelve months ended December 31, 2009, gross profit included a non-cash gain of $0.6 million from the liquidation of precious metal inventories valued at LIFO, as compared to a non-cash LIFO liquidation gain of $3.9 million in the same period of 2008. Significantly lower sales volume and reduced absorption of certain manufacturing costs due to lower production levels in 2009 were mostly offset by improved operating efficiencies and cost reductions.  Overall, we believe that operating management effectively maintained gross profit margin in 2009 in challenging business conditions.

Selling, general and administrative (“SG&A”) expenses decreased $23.4 million to $89.9 million, or 19.5% of sales, in the twelve months ended December 31, 2009 from $113.3 million, or 19.1% of sales, in the same period of 2008.  SG&A costs decreased in all segments, due to cost savings from headcount reduction and incentive pay accruals, lower legal fees, and the reduction of certain non-qualified postretirement benefits for former employees.  Given the substantial drop in sales and the fixed nature of certain SG&A costs, the positive result of the Company’s efforts to reduce costs are reflected in the small increase in SG&A costs as a percentage of sales.

A non-cash pension expense related to the Company’s pension plans of $14.2 million was recorded in the twelve months ended December 31, 2009.  This non-cash pension expense primarily represents actuarial loss amortization.  Such actuarial loss occurred principally because investment return on the assets of the WHX pension Plan during 2008 was significantly less than the assumed return of 8.5%.  In 2008, the Company recorded a favorable non-cash pension credit (income) of $8.3 million.

In 2009, the Company evaluated the goodwill of its Silicone Technology Division (“STD”) reporting unit due to deterioration of its profitability and forecasted future operating income.  STD sells silicone rubber products such as electrically insulating tapes and thermally conductive materials to the appliance, automotive, and military/aerospace markets and is included in the Arlon EM reportable segment.  The decline in STD’s current and expected future profitability was principally caused by the downturn in U.S. economic activity accelerated by STD’s reliance on the appliance and automotive markets.  As a result of the Company’s evaluation, a non-cash impairment charge of $1.1 million was recognized in the third quarter of 2009 to write down the goodwill.

The Company recorded other non-cash asset impairment charges totaling $3.0 million in the twelve months ended December 31, 2009.  These charges included a $0.9 million non-cash impairment related to certain manufacturing equipment located at one of the Company’s Tubing facilities, and a $1.1 million non-cash impairment charge related to an investment accounted for under the equity method.  The equipment had been utilized exclusively in connection with a discontinued product line, has no other viable use to the Company, and limited scrap value. The equity investment was sold by the Company during the third quarter for cash proceeds of $3.1 million, and the amount of the impairment represents the difference between the carrying value of the investment and the selling price.  In addition, the Company evaluated its real property and recorded an impairment of $1.0 million due principally to the deterioration of the current real estate market.

In 2009, the Company recorded income totaling $4.0 million from the proceeds of insurance claims. In one matter, H&H reached a settlement agreement with an insurer for reimbursement of $3.0 million in connection with five sites where H&H and/or its subsidiaries had incurred environmental remediation expenses.  In another matter, H&H accrued a settlement reached with an insurance company related to an environmental site, and in January 2010, H&H received $1.034 million as the final settlement.  During 2008, the Company received proceeds from the settlement of two discrete insurance claims.  In 2008, a gain of $2.7 million was recorded in connection with the settlement of a claim related to an environmental site, and an additional $0.7 million related to a fire loss claim from 2002 at a plant of a subsidiary.

Also in 2008, the Company recorded a $3.9 million non-cash curtailment gain resulting from the discontinuance of certain H&H post-retirement medical benefit plans, and a significant reduction in the number of individuals participating in the executive life insurance plan as of December 31, 2008.

Restructuring costs of $1.1 million were recorded for the twelve months ended December 31, 2009.  Restructuring costs of $0.6 million were recorded during the twelve months ended December 31, 2009 relating to the consolidation of the former Bairnco Corporate office into the HNH Corporate office.  In April 2009, the Company announced the closure of a facility in New Hampshire which was part of the Precious Metal segment and the relocation of the functions to its facility in Milwaukee, Wisconsin.  Such relocation has been completed and the Company has offered the facility for sublease.  Restructuring costs of approximately $0.4 million were recorded in connection with this relocation, including an estimate of future net lease costs for the facility.

Income from continuing operations decreased $43.5 million to $9.7 million for the twelve months ended December 31, 2009 as compared to $53.2 million for the same period of 2008. The lower income from continuing operations in the 2009 period was principally driven by decreased sales and gross profit in all of the operating segments in addition to a net increase in non-cash pension expense of $22.5 million, plus non-cash asset impairment charges of $3.0 million and a goodwill impairment charge of $1.1 million in 2009.  Cash proceeds from insurance claims were $4.0 million in 2009 compared to $3.4 million in 2008.  In addition, 2008 operating income included a gain of $3.9 million as a result of benefit plan curtailment.

Interest expense was $25.7 million for the twelve months ended December 31, 2009, representing a 28.9% decrease in comparison to $36.2 million in 2008, as total borrowings decreased.  In September 2008, HNH completed the Rights Offering, raising $156.5 million in equity and cash, of which approximately $13.2 million was used to pay down senior debt and $142.5 million was used to pay down certain related party long-term debt.

Realized and unrealized losses on derivatives were $0.8 million and $1.4 million for the twelve months ended December 31, 2009 and 2008, respectively. The derivative financial instruments utilized by H&H are precious metal forward and future contracts, which are used to economically hedge H&H’s precious metal inventory against price fluctuations.

For the twelve months ended December 31, 2009, a tax benefit of $0.5 million was recorded, principally for state income taxes.  For 2008, an income tax provision of $1.3 million was recorded, principally for state and foreign income taxes.  The Company has not recorded any federal income tax benefit in 2009 due to the uncertainty of realizing the benefit of the Company’s NOLs in the future. In 2008, the Company was subject to the federal Alternative Minimum Tax (“AMT”). The Company has recorded a deferred tax valuation allowance to the extent that it believes that it is more likely than not that the benefits of its deferred tax assets, including those relating to its NOLs, will not be realized in future periods. The twelve month period ended December 31, 2009 reflects a favorable impact of $0.5 million which resulted from a change in the effective tax rate at which the deferred state income taxes of certain subsidiaries are estimated to be realized.  This was partially offset by a state income tax expense of $0.4 million recorded by the Company in 2009 due to the Company’s accrual for uncertain tax positions for the current year and additional interest accrued.

The discontinued operations segregated on the statement of operations are the Company’s Arlon CM segment, Kasco-France, ITD and Sumco subsidiaries.  In 2008, the Company decided to exit the welded specialty tubing market in Europe and close ITD, sell its assets, pay off ITD’s debt using cash generated by ITD, and repatriate the remaining cash. The decision to exit this market was made after evaluating current economic conditions and ITD’s capabilities, served markets, and competitors. In 2008, the Company recorded an asset impairment charge of $0.5 million related to the long-lived assets of ITD.  ITD ceased operations in the third quarter of 2009, and has offered its facility for sale.  In 2008, the Company also evaluated its Sumco subsidiary in light of ongoing operating losses and future prospects.  Sumco provided electroplating services primarily to the automotive market and was included in the Precious Metal reportable segment.  Sumco had declining cash flows in 2008 and projected negative cash flows for 2009, principally caused by the decline in U.S. economic activity and Sumco’s reliance on the automotive market for over 90% of its sales. The Company decided to exit this business.  In 2009, Sumco incurred severance costs of approximately $0.5 million.   On December 31, 2009, Sumco entered into a two-year lease of its manufacturing facility located in Indianapolis, Indiana with a company owned by two former employees of Sumco (the “Tenant”).  As part of the lease, Sumco granted the Tenant an option to purchase the facility beginning on January 1, 2011, as well as granted the Tenant a right of first refusal to purchase the facility by matching a bona fide offer of a third party.  In addition, Sumco sold various machinery, equipment, and inventory to the Tenant and has licensed the “Sumco” name to the Tenant during the lease term.  During the first quarter of 2011, the Company sold the assets that comprised the operating units of its former Arlon CM segment.  During the third quarter of 2011, the Company sold the stock of Kasco-France, S.A.S. (“Kasco-France”), a part of its Kasco segment, to the former management team for one Euro plus 25% of any pre-tax earnings over the next three years. Additionally, Kasco-France signed a 5 year supply agreement to purchase certain products from Kasco.  The discontinued operations as mentioned above had aggregate operating losses of $5.0 million and $10.3 million during the twelve months ended December 31, 2009 and 2008, respectively. The 2009 and 2008 operating losses include $1.1 million and $8.3 million of asset impairment charges, respectively, related to certain fixed assets of the discontinued operations.  In addition, ITD reported a gain of $1.7 million in 2009 from the sale of certain machinery and equipment.

Net loss for the twelve months ended December 31, 2009 was $21.2 million, or $1.74 loss per share on 12,179,000 shares outstanding, compared to net income of $3.0 million or $0.75 earnings per share for the twelve months ended December 31, 2008, on 4,001,000 shares outstanding.

Segment sales and operating income data for the twelve months ended December 31, 2009 and 2008 are shown in the following table (in thousands):

Statement of operations data:	Years Ended December 31,
(in thousands)	2009	2008	Inc(decr)	% chg

Net Sales:
Precious Metal	$85,972	$129,431	$(43,459)	-33.6%
Tubing	75,198	100,961	(25,763)	-25.5%
Engineered Materials	191,709	246,815	(55,106)	-22.3%
Arlon Electronic Materials	60,145	64,207	(4,062)	-6.3%
Kasco	47,678	50,445	(2,767)	-5.5%
Total net sales	$460,702	$591,859	$(131,157)	-22.2%

Segment operating income:
Precious Metal	$5,490	$17,335	$(11,845)	-68.3%
Tubing	4,746	9,581	(4,835)	-50.5%
Engineered Materials	16,903	22,553	(5,650)	-25.1%
Arlon Electronic Materials	4,338	6,243	(1,905)	-30.5%
Kasco	3,661	3,978	(317)	-8.0%
Total segment operating income	$35,138	$59,690	$(24,552)	-41.1%

The comments that follow compare revenues and operating income by segment for the twelve months ended December 31, 2009 and 2008.

Precious Metal

The Precious Metal segment net sales decreased by $43.5 million, or 33.6%, to $86.0 million in 2009.  The decreased sales were primarily driven by lower volume in all of its markets, particularly sales to the automotive industry, appliance markets, electrical, and commercial construction, in 2009 compared to 2008.  The brazing alloys made by this segment are fabricated into a variety of engineered forms and are used in many industries including electrical, appliance, transportation, construction, general industrial, and other metal-joining industries. Therefore, the broad-based recession significantly reduced the sales of the Precious Metal segment.

Segment operating income decreased by $11.8 million to $5.5 million in 2009, compared to operating income of $17.3 million in 2008.  The decrease was primarily driven by the sales decline. In addition, during the twelve months ended December 31, 2009, gross profit included a non-cash gain of $0.6 million from the liquidation of precious metal inventories valued at LIFO, as compared to a non-cash LIFO liquidation gain of $3.9 million in the same period of 2008. Furthermore, the Precious Metal segment operating income includes restructuring charges of $0.4 million in 2009.

One of the discontinued operations, Sumco, was previously part of this Precious Metal segment but has now been excluded from the segment’s operating results.

Tubing

In 2009, the Tubing segment sales decreased by $25.8 million, or 25.5%, resulting from lower sales to the home appliance markets serviced by the Specialty Tubing Group. There was also a reduction in sales to the petrochemical and shipbuilding markets serviced by the Stainless Steel Tubing Group, which was partially offset by strength in sales to the defense, aerospace and medical markets.

Segment operating income decreased by $4.8 million on the lower sales, to $4.7 million in 2009 compared to $9.6 million in 2008, including a non-cash asset impairment charge of $0.9 million in 2009.  The asset impairment charge related to equipment utilized exclusively in connection with a discontinued product line, has no other viable use to the Company, and limited scrap value.  Operating income as a percentage of sales for 2009 versus 2008 declined more than the sales decline because fixed costs could not be reduced in the same proportion as the sales decline, partially offset by manufacturing efficiency and cost saving effort.

One of the discontinued operations, ITD, was previously part of this Tubing segment but has now been excluded from the segment’s operating results.

Engineered Materials

The Engineered Materials segment sales in 2009 decreased by $55.1 million, or 22.3%, as compared to 2008, with continued weakness experienced in the commercial flat roofing fasteners market, natural gas and other utility connectors used in residential construction, as well as a drop in electrical connector sales to its international markets.

Segment operating income was $16.9 million in 2009, compared to $22.6 million in 2008.  The decline in operating income was principally the result of the lower sales volume, partially offset by pricing increases and cost saving efforts from manufacturing and selling, general and administrative functions.

Arlon EM

Arlon EM segment sales declined by $4.1 million, or 6.3%, in 2009 compared to 2008. The sales reduction was primarily due to lower sales of flexible heater and coil insulation products, which was partially offset by improved sales related to military programs and increased sales of PCB materials related to infrastructure in China and India.

Segment operating income decreased $1.9 million to $4.3 million for 2009, principally due to a non-cash goodwill impairment charge of $1.1 million during the third quarter of 2009 based on a valuation of its STD reporting unit.  The other major factor contributing to reduced operating income was the lower sales volume, which was partially offset by favorable product mix and increased volume in the low-cost China manufacturing facility, as well as reduced staffing expense compared to 2008.

Kasco
Kasco segment sales declined by $2.8 million, or 5.5%, in 2009 compared to 2008.  Sales to U.S. grocery stores and other route sales softened along with weakness in distributor sales in North America, and in European sales.

Operating income from the Kasco segment was $3.7 million for 2009, which was $0.3 million lower than 2008. Primary factors besides lower sales that reduced 2009 operating income included an asset impairment charge of $0.2 million. Gross profit margin was comparable between the years because lower gross profit margin from sales mix was offset by more efficient manufacturing operations and better labor and spending control.  Kasco US recorded an asset impairment charge of $0.2 million during the fourth quarter of 2009 as a result of a valuation of its real properties.

General Outlook

Demand for most of our products is cyclical in nature and sensitive to general economic conditions. Our businesses sell to many cyclical industries such as the commercial and residential construction, energy, appliance and automotive industries and consumer markets. As a result, downturns in the United States and worldwide economies, like the one currently taking place, or in any of those markets could materially adversely affect our results of operations and cash flows.  In response to the current economic downturn, in addition to accelerating the implementation of the HNH Business System, the Company has executed specific plans of action to reduce costs by rationalizing our workforce and consolidating operations. We continue to introduce new products and gain market share where possible. On January 4, 2009, the Company implemented a 5% salary reduction to annual salaries over $40,000 for all salaried employees, including all of the Company’s executive officers, in furtherance of the Company’s ongoing efforts to lower its operating costs. The Company also suspended its employer contributions to 401(k) savings plans for all employees not covered by a collective bargaining agreement. Additionally, during 2009, the Company’s bonus program for senior management of its operations was significantly curtailed.   In January 2010, the Company reinstated the 5% salary reduction and its matching contribution to the 401(k) savings plan. The Company also fully reinstated in 2010 its bonus plan for senior management, subject to the terms and conditions of the bonus plan.

Management has taken these and other precautionary steps to lessen the impact of the downturn in the U.S. and global economy. While changes in market demand are not within our control, we are focused on the areas we can impact.  We expect the continuing application of the HNH Business System and other cost improvement initiatives to continue to positively impact our productivity and profitability and result in a more efficient infrastructure that we can leverage when demand growth returns. Additionally, we continue to seek opportunities to gain market share in markets we currently serve, expand into new markets and develop new product features in order to mitigate the impact of reduced demand as well as broaden our sales base.

In addition to challenges with overall demand, volatility in the cost of raw materials is ongoing.   We currently expect the costs of commodity raw materials to continue to be volatile in 2010.  If raw material prices increase, we may not be able to fully recover the cost by passing them on to our customers through price increases due to the competitive nature of the markets we serve and the depressed economic conditions.

Liquidity and Capital Resources

The Company recorded a net loss of $21.2 million in 2009, but generated $39.5 million of positive cash flow from operating activities.  This compares with net income of $3.0 million and $10.1 million provided by cash flows from operating activities in 2008.

 Prior to 2008, the Company incurred significant losses and negative cash flows from operations, and as of December 31, 2009 had an accumulated deficit of $452.4 million. On March 7, 2005, HNH filed a voluntary petition to reorganize under Chapter 11 of the Bankruptcy Code.  HNH continued to operate its business and own and manage its assets as a debtor in possession until it emerged from protection under Chapter 11 of the Bankruptcy Code on July 29, 2005.

 As of December 31, 2009, the Company’s current assets totaled $152.7 million and its current liabilities totaled $103.3 million, resulting in working capital of $49.4 million, as compared to working capital of $48.3 million as of December 31, 2008.  The Company has reduced its level of debt in 2009 from $205.5 million as of December 31, 2008 to $174.2 million as of December 31, 2009 in connection with its continuing operations, and also repaid $4.7 million of debt from its discontinued operations.

See the discussions below regarding the separate liquidity of HNH the parent company, H&H and Bairnco.

Rights Offering

On September 25, 2008, HNH completed the Rights Offering which significantly reduced debt and increased equity.  As a result of the Rights Offering, the Company sold 11,178,459 shares of common stock to existing stockholders through the exercise of rights at a subscription price of $14.00 per share, for an aggregate purchase price of approximately $156.5 million, of which SP II subscribed for 8,630,910 shares, for an aggregate purchase price of approximately $120.8 million.  The Company used the proceeds of the Rights Offering to (i) redeem preferred stock issued by a wholly-owned subsidiary of the Company, which was held by SP II, plus accumulated dividends, together totaling approximately $6.0 million, (ii) repay Company indebtedness to SP II of approximately $18.9 million, and (iii) repay $117.6 million of indebtedness and accrued interest of certain wholly-owned subsidiaries of the Company to SP II.   After such payments, $14.0 million remained with the Company as cash, of which $13.2 million was used to repay additional debt of the Company on October 29, 2008.

HNH Ltd, the parent company

HNH, the parent company’s, sources of cash flow consist of its cash on-hand, distributions from its principal subsidiaries, H&H and Bairnco, and other discrete transactions.  H&H’s credit facilities effectively do not permit it to transfer any cash or other assets to HNH with the exception of (i) an unsecured loan for required payments to the WHX pension Plan, and (ii) an unsecured loan for other uses in the aggregate principal amount not to exceed $12.0 million, $9.5 million of which has been distributed. The remaining $2.5 million is not permitted to be loaned to HNH before March 31, 2010.  H&H’s credit facilities are collateralized by a first priority lien on all of the assets of H&H and its subsidiaries.  Similarly, Bairnco’s credit facilities and term loan do not permit it to make any distribution, pay any dividend or transfer any cash or other assets to HNH other than common stock of Bairnco and up to $0.6 million annually for services performed by HNH on behalf of Bairnco, under certain circumstances.  Bairnco’s credit facilities are collateralized by a first priority lien on all of the assets of Bairnco and of its U.S. subsidiaries.

HNH’s ongoing operating cash flow requirements consist of arranging for the funding of the minimum requirements of the WHX pension Plan and paying HNH’s administrative costs.  The significant decline of stock prices starting in 2008 across a cross-section of financial markets contributed to an unfunded pension liability of the WHX pension Plan which totaled $101.1 million as of December 31, 2009 and $132.8 million as of December 31, 2008.  The Company expects to have required minimum contributions for 2010 and 2011 of $9.6 million and $21.0 million, respectively.   Such required future contributions are determined based upon assumptions regarding such matters as discount rates on future obligations, assumed rates of return on plan assets and legislative changes.  Actual future pension costs and required funding obligations will be affected by changes in the factors and assumptions described in the previous sentence, as well as other changes such as a plan termination.

In 2008 and 2009, there have been no dividends from H&H or Bairnco to HNH (due to covenant restrictions in their respective credit facilities) and HNH’s principal sources of cash flow have consisted of:

•	The sale of HNH CS’s investment in CoSine Communications to SP II for $3.1 million in July 2009. The investment was purchased in 2005;

•	As permitted by the March 29, 2007 amendment and waiver to the H&H credit facilities, unsecured loans from H&H for certain required payments to the WHX pension Plan ($1.8 million loaned in 2009); and

•
As permitted by a March 12, 2009 amendment to the H&H credit facilities, an unsecured loan from H&H to HNH for other uses in the aggregate principal amount of up to approximately $12.0 million (initially amended on July 27, 2007 to be up to $7.0 million), subject to certain limitations, of which approximately $9.5 million has already been distributed ($2.5 million loaned in 2009). The remaining $2.5 million is not permitted to be loaned to HNH before March 31, 2010.

As of December 31, 2009, HNH and its subsidiaries that are not restricted by loan agreements or otherwise from transferring funds to HNH had cash of approximately $3.3 million and current liabilities of approximately $11.0 million.  Such current liabilities include $9.6 million of estimated required contributions to the WHX pension Plan, which HNH is permitted to borrow from H&H pursuant to H&H’s credit agreements.

Management expects that HNH will be able to fund its operations in the ordinary course over at least the next twelve months.

Shelf Registration Statement

Pursuant to a shelf registration statement filed on Form S-3 with the SEC and declared effective on June 29, 2009, the Company may, from time to time, issue up to $25 million of its common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock, or debt securities, or any combination of the above, separately or as units. The terms of any offerings under the shelf registration statement will be determined at the time of the offering.  The Company does not presently have any definitive plans or current commitments to sell securities that may be registered under the shelf registration statement.  However,  management believes that the shelf registration statement provides the Company with the flexibility to quickly raise capital in the market as conditions permit with a minimum of administrative preparation and expense.  The net proceeds of any such issuances under the shelf registration statement could be used for general corporate purposes, which may include working capital and/or capital expenditures.

Handy & Harman and Bairnco

Widely-documented commercial credit market disruptions have resulted in a tightening of credit markets worldwide.  Liquidity in the global credit market has been severely contracted by these market disruptions, making it costly to obtain new lines of credit or to refinance existing debt, when debt financing is available at all.  The effects of these disruptions are widespread and difficult to quantify, and it is impossible to predict when the global credit market will materially improve or when the credit contraction will significantly ease. H&H’s senior credit facilities expire in June 2011 and Bairnco’s senior credit facilities expire in July 2012.  As a result of the ongoing credit market conditions, the Company may not be able to obtain additional debt or equity financing if necessary or desired. Furthermore, one or more of the financial institutions that make available H&H and Bairnco’s revolving credit facilities may become unable to fulfill their funding obligations, which could materially and adversely affect liquidity.

The ability of both H&H and Bairnco to draw on their respective revolving lines of credit is limited by their respective borrowing base of accounts receivable and inventory.  As of December 31, 2009, H&H’s availability under its credit facilities was $22.7 million, and Bairnco’s availability under its U.S. credit facilities was $10.5 million.  As of March 23, 2010, H&H’s availability under its credit facilities was approximately $18.5 million, and Bairnco’s availability under its U.S. credit facilities was approximately $9.2 million.  However, there can be no assurances that H&H and Bairnco will continue to have access to all or any of their lines of credit if their respective operating and financial performance does not satisfy the relevant borrowing base criteria and financial covenants set forth in the applicable financing agreements.  If either H&H or Bairnco do not meet certain of their respective financial covenants or satisfy the relevant borrowing base criteria, and if they are unable to secure necessary waivers or other amendments from the respective lenders on terms acceptable to management, their ability to access available lines of credit could be limited, their debt obligations could be accelerated by their respective lenders, and their liquidity could be adversely affected.

The Company

We do not anticipate that the Company will have any additional sources of cash flow other than (i) as described above, (ii) from operations, (iii) from the sale of assets and/or businesses, and (iv) from other discrete transactions.

Management is utilizing the following strategies to continue to enhance liquidity: (1) continuing to implement improvements, using the System, throughout all of the Company’s operations to increase operating efficiencies, (2) supporting profitable sales growth both internally and potentially through acquisitions, (3) evaluating strategic alternatives with respect to all lines of business and/or assets and (4) seeking financing alternatives that may lower its cost of capital and/or enhance current cash flow.  The Company also plans to continue, as appropriate, cost containment measures that it implemented during 2009.

The ability of the Company to meet its cash requirements for at least the next twelve months is dependent, in part, on the Company’s continuing ability to meet its business plans. The Company continues to examine all of its options and strategies, including acquisitions, divestitures, and other corporate transactions, to increase cash flow and stockholder value. If the Company’s planned cash flow projections are not met, management could consider the additional reduction of certain discretionary expenses and the sale of certain assets and/or businesses.

 Furthermore, if the Company’s cash needs are significantly greater than anticipated or the Company does not materially meet its business plan, the Company may be required to seek additional or alternative financing sources.  There can be no assurance that such financing will be available or available on terms acceptable to the Company, if at all.  There can be no assurance that the funds available from operations and under the Company’s credit facilities will be sufficient to fund its debt service costs, working capital demands, pension plan contributions, and environmental remediation costs.  The Company’s inability to generate sufficient cash flows from its operations or through financing could impair its liquidity, and would likely have a material adverse effect on its businesses, financial condition and results of operations, and could raise substantial doubt that the Company will be able to continue to operate.

Discussion of Consolidated Statement of Cash Flows

Operating Activities

For the twelve months ended December 31, 2009, $39.5 million was provided by operating activities, $1.9 million was used by investing activities, and $37.6 million was used in financing activities.  The following table provides supplemental information regarding the Company’s cash flows from operating activities for the twelve months ended December 31, 2009 and 2008:

(in thousands)	Twelve Months Ended December 31,
	2009	2008
	(in thousands)
Cash flows from operating activities:
Net income (loss)	$(21,241)	$3,011
Adjustments to reconcile net income (loss) to net cash
provided by (used in) operating activities:
Non-cash items:
Depreciation and amortization	17,080	18,078
Asset and goodwill impairments	4,156	-
Accrued interest not paid in cash	10,898	18,952
Pension expense (credit), net of payments	12,218	(8,335)
Income from curtailment of employee benefit obligations	-	(3,875)
Other	1,569	3,170
Net income (loss) plus non-cash items	24,680	31,001
Discontinued operations	10,284	15,398
Working capital:
Trade and other receivables	3,410	5,470
Precious metal inventory	(4,353)	2,570
Inventory other than precious metal	13,506	2,064
Other current assets	2,141	1,453
Other current liabilities	(12,725)	(12,075)
Total working capital effect	1,979	(518)
Non-recurring payment to SP II of accrued interest	-	(31,310)
Other items-net	2,565	(4,492)
Net cash provided by operating activities	$39,508	$10,079

Although the Company reported a net loss of $21.2 million for the twelve months ended December 31, 2009, non-cash income and expense items, including depreciation and amortization of $17.1 million, non-cash asset and goodwill impairment charges of $4.2 million, non-cash pension expense of $14.2 million, and long-term interest expense not paid in cash of $10.9 million, resulted in the positive cash flow from operations.  Other working capital accounts generated $2.0 million in the twelve month period.  The Company’s discontinued operations, Arlon CM, Kasco-France, ITD and Sumco, produced an operating cash inflow of $10.3 million primarily by reducing working capital.

 Net cash provided from operating activities for the twelve months ended December 31, 2008 totaled $10.1 million.  Non-cash income and expense items were $31.0 million and discontinued operations generated $15.4 million cash, which partially offset by use of $31.3 million for accrued interest paid to SP II (with proceeds of the Rights Offering).

Operating cash flow of $39.5 million for the twelve months ended December 31, 2009 favorably compares to $10.1 million in the same period in 2008.  Operating cash flow was negatively impacted by reduced profit, but this was offset by reduced use of cash for working capital of $2.0 million in 2009 and the non-recurring payment of accrued interest of $31.3 million in the 2008 period.

Accounts receivable from continuing operations totaled $60.3 million as of December 31, 2009 and $64.3 million as of December 31, 2008.  The number of days’ sales outstanding in accounts receivable was comparable between periods, as was the accounts receivable turnover rate.  The Company effectively managed its accounts  receivable and its costs despite the negative recessionary trends affecting many of the markets that the Company’s subsidiaries operate in.

Inventory from continuing operations at December 31, 2009 was reduced by $9.2 million as compared to December 31, 2008.  Non precious metal inventory provided $13.5 million of cash in the twelve months ended December 31, 2009 as management adjusted inventories in response to continued weakness in sales, as well as by improvements in inventory management using the HNH Business System, which includes lean manufacturing and other managerial processes.  These inventory reduction factors more than offset a non-recurring cash expenditure of $7.4 million needed to acquire precious metal inventory to replace customer-owned silver being used in H&H’s production processes.  In 2008, $4.6 million of cash flow was generated by changes in inventory.  The Company continues to focus on inventory management.

Total accrued interest due to SP II, including both the current and long-term portions, provided $10.9 million of interest accrued in the 2009 period, and used a net amount of $12.4 million in the 2008 period.  The 2008 net amount reflects the payment of $31.3 million of accrued interest using the proceeds of the Rights Offering, partially offset by $19.0 million of interest accrued during the 2008 period.  The reason for the decline in accrued interest is that the Company has reduced its level of debt substantially since 2008, principally using the proceeds of the Rights Offering completed on September 25, 2008.

Investing Activities

Investing activities used $1.9 million in 2009 and $5.8 million in 2008.  Capital spending in the 2009 period was $7.2 million, as compared to $10.4 million spent in the 2008 period.  The Company paid net proceeds of $0.4 million related to its settlements of precious metal derivative contracts in 2009, as compared to net payments totaling $1.7 million in 2008.  Also in the 2008 period, net proceeds from the sale of assets totaled $8.2 million, principally from the sale of the Rancho Cucamonga, California land and plant building utilized by Arlon, Inc., which it has leased back from the buyer under a 15-year lease with two 5-year renewal options.  In the 2009 period, the Company’s discontinued operations sold certain equipment for aggregate proceeds of $2.9 million, and the Company also sold its equity investment in CoSine Communications, Inc. for $3.1 million.

Financing Activities

Financing activities used a net amount of $37.6 million in the twelve month period ended December 31, 2009, principally due to the net repayment of $17.2 million under its term loan agreements during the period.  Such repayments included both scheduled principal payments as well as unscheduled payments of approximately $15.6 million, including $5.0 repaid on H&H’s indebtedness under its Loan and Security Agreement with Wachovia Bank, National Association (“Wachovia”), as agent (the “Wachovia Facilities”) pursuant to the May 9, 2009 amendment.  Also, on August 19, 2009, the proceeds of an insurance claim of $3.2 million was used to repay $3.0 million of the Wachovia Facilities.  In addition, on August 19, 2009, Bairnco repaid $3.0 million of the Ableco Facility.  H&H’s subsidiary, ITD, which is classified as a discontinued operation, repaid $4.6 million of debt using proceeds from the sale of equipment and cash provided by the liquidation of its working capital.  The Company’s indebtedness under its revolving credit facilities also declined (by a net amount of $14.2 million) in the 2009 period.  The Company continued to effectively manage cash and working capital in the 2009 period despite the decline in sales. The Company paid $2.1 million of financing fees during 2009, of which $0.9 million were directly charged to interest expense, as compared to $1.6 million paid in 2008.  These fees principally related to extending the Company’s credit facilities in both periods.

For the twelve months ended December 31, 2008, financing activities used a net amount of $1.6 million.  The completion of the Rights Offering resulted in cash proceeds, net of expenses, of $155.8 million, $120.8 million of which represented SP II’s participation.  Of the total proceeds, $111.2 million was used to repay debt to SP II, and $31.3 million was used to pay SP II accrued interest, which was reflected in operating cash flows as mentioned above.    In addition to the debt repaid to SP II, there were $30.9 million of net repayments of term loans in 2008.  In addition to the scheduled principal repayments, Bairnco used the proceeds of its sale of the Rancho Cucamonga property described above to repay $7.8 million of the term loan under its Credit Agreement with Wells Fargo Foothill, Inc. (“Wells Fargo”), as arranger and administrative agent thereunder (the “Wells Fargo Facility”).  Bairnco also repaid $1.8 million of principal on its term loan upon receipt of an income tax refund of the same amount during the 2008 period.  H&H borrowed an additional $4.0 million under its Wachovia Facility on February 14, 2008. There was a net repayment on the Company’s revolving credit facilities of $17.1 million, and the payment of $1.6 million of financing fees during the 2008 period.

Debt

The following are the terms and conditions of the Company’s various credit facilities.

Handy & Harman

H&H’s financing agreements include the Wachovia Facilities, which provide for revolving credit and term loan facilities, and its Loan and Security Agreement with Steel Partners II Liquidating Series Trust (Series E), (the “SP II Series E Trust”), as successor-in-interest to SP II (the “Term B Loan”).

The Wachovia Facilities currently provide for maximum borrowings of $115 million, consisting of a revolving credit facility of up to $75 million of borrowings dependent on the levels of and collateralized by eligible accounts receivable and inventory, and reduced by the amount of certain term and supplemental term loans outstanding to Wachovia. In addition, the Wachovia Facilities also include term loans funded by Ableco ($43.3 million as of December 31, 2008 and $31.9 million currently). The term loans are collateralized by eligible machinery and equipment and real estate. The revolving credit facility and the term and supplemental loans payable under the Wachovia Facilities bear interest at LIBOR, which shall at no time be less than 1.00%, plus applicable margins of between 2.75% and 3.75%, or the U.S. Base rate (Prime rate, which shall at no time be less than 3.00%) plus 1.00% to 2.00%. The applicable margin for the revolving credit facility and the term loans payable under the  Wachovia Facilities is dependent on H&H’s Quarterly Average Excess Availability for the prior quarter, as that term is defined in the agreement. The term loans payable to Ableco bear interest at LIBOR, which shall at no time be less than 3.25%, plus an applicable margin of 11.75%, or the U.S. Base rate (Prime rate, which shall at no time be less than 5.00%) plus 10.00%. Borrowings under the Wachovia Facilities are collateralized by first priority security interests in and liens upon all present and future stock and assets of H&H and its subsidiaries, including all contract rights, deposit accounts, investment property, inventory, equipment, real property, and all products and proceeds thereof.  Principal payments for the term loans under the Wachovia Facilities are due in monthly installments of $0.3 million. The Wachovia Facilities contain affirmative, negative, and financial covenants (including minimum EBITDA, maximum Senior Leverage Ratio, and limited Capital Expenditures, as such terms are defined therein), and cash distributions that can be made to HNH are restricted. The Company was in compliance with the applicable covenants at December 31, 2009. The Wachovia Facilities mature on June 30, 2011.

The Term B Loan also matures on June 30, 2011.  H&H was indebted to SP II under the Term B Loan until July 15, 2009, when SP II assigned its interest in the Term B Loan to SP II Series E Trust.  The Term B Loan provides for annual payments based on 40% of excess cash flow as defined in the agreement (no principal payments are currently payable).  Interest accrues monthly at the Prime Rate plus 14%, and at no time shall the Prime Rate (as that term is defined in the agreement) be below 4.0%. Pursuant to the terms of a subordination agreement between Steel and the participants in the Wachovia Facilities, H&H’s interest payable to Steel is accrued but not paid.  The Term B Loan has a second priority security interest in and lien on all assets of H&H, subject to the prior lien of the Wachovia Facilities and H&H’s $17 million guaranty and security interest for the benefit of Ableco as agent of the Bairnco indebtedness. In addition, H&H has pledged a portion of all outstanding stock of Indiana Tube Danmark A/S, a Danish corporation, and Protechno, S.A., a French corporation, both of which are indirect wholly-owned subsidiaries of H&H. The Term B Loan contains affirmative, negative, and financial covenants (including minimum EBITDA, maximum Senior Leverage Ratio, and limited Capital Expenditures, as such terms are defined therein), and cash distributions that can be made to HNH are restricted. The Company was in compliance with the applicable covenants at December 31, 2009.  The Term B Loan also contains cross-default provisions with the Wachovia Facilities.

On March 12, 2009, H&H and almost all of its subsidiaries amended each of the Wachovia Facilities and the Term B Loan to, among other things, (i) extend the term of the loans for two years until June 30, 2011, (ii) increase certain interest rates, (iii) reset the levels of certain financial covenants, (iv) permit the disposition and/or cessation of operations of certain of H&H’s direct and indirect subsidiaries (v) provide for an increase in the aggregate amount of unsecured loans, distributions or other advances from H&H to HNH for general business purposes from up to $7.0 million to up to $12.0 million, subject to certain limitations, and (vi) provide for an increase in the existing limited guaranty by H&H in favor of Ableco (the “H&H Guaranty”)  from up to $7.0 million to up to $12.0 million.  In addition, the Wachovia Facilities were also amended to, among other things, reduce the amount of the credit facility from $125.3 million to $115.0 million including decreasing the revolving credit facility from $83.0 million to $75.0 million.

On May 8, 2009, H&H and its subsidiaries further amended the Wachovia Facilities to provide for, among other things, additional term loans to the borrowers thereunder in the aggregate principal amount of approximately $5.3 million, which were consolidated with the existing term loans under the Wachovia Facilities for a combined aggregate principal amount of $15.0 million, and additional guaranties by certain subsidiary trusts.  Pursuant to this amendment: (i) a portion of the obligations under the tranche B term loan under the Wachovia Facilities was prepaid in an amount equal to $5.0 million; and (ii) the remaining available proceeds of the term loans are to be used for operating and working capital purposes.  The Term B Loan was also amended on May 8, 2009 to provide for additional guaranties by certain subsidiary trusts.

Effective July 31, 2009, H&H and its subsidiaries amended each of the Wachovia Facilities and the Term B Loan to, among other things, (i) reset certain financial covenants, (ii) increase the H&H Guaranty of Bairnco’s obligations under the Ableco Facility from up to $12 million to up to $17 million, and (iii) provide for the repayment of a portion of the term loan under the Wachovia Facilities in the amount of $3.0 million.

Bairnco

Bairnco’s financing agreements include the Wells Fargo Facility, which provides for revolving credit and term loan facilities, the Ableco Facility and its Loan and Security Agreement with Steel Partners II Liquidating Series Trust (Series A), (the “SP II Series A Trust”), as successor-in-interest to SP II (the “Subordinated Debt Credit Agreement”), both of which are also term loan facilities.

The Wells Fargo Facility provides for a revolving credit facility in an aggregate principal amount not to exceed $30.0 million and a term loan facility of $28.0 million.  Borrowings under the Wells Fargo Facility bear interest, (A) in the case of base rate advances at 0.75% above the Wells Fargo Prime rate and base rate term loans at 1.25% above the Wells Fargo Prime rate, and (B) in the case of LIBOR rate loans, at rates of 3.00% for advances or 3.50% for term loans, as applicable, above the LIBOR rate.  Obligations under the Wells Fargo Facility are guaranteed by certain of Bairnco’s subsidiaries, and secured by a first priority lien on all assets of Bairnco and such subsidiaries. Principal payments for the term loans under the Wells Fargo Facility are due in monthly installments of $0.2 million. The scheduled maturity date of the indebtedness under the Wells Fargo Facility is July 17, 2012.

The Ableco Facility provides for a term loan facility of $48.0 million.  Borrowings under the Ableco Facility bear interest, in the case of base rate loans, at 6.50% above the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its reference rate, base rate or prime rate, and, in the case of LIBOR rate loans, at 9.00 % above the LIBOR rate. Obligations under the Ableco Facility are guaranteed by Bairnco and certain of its subsidiaries, and secured by a second priority lien on all of their assets. The Ableco Facility is also collateralized by a limited guaranty by H&H of up to $17 million, secured by a second lien on all of the assets of H&H pursuant to the terms and conditions of the Security Agreement by H&H in favor of Ableco (the “H&H Security Agreement”) and the H&H Guaranty.  Principal payments for the term loans under the Ableco Facility are due on the maturity date, which is July 17, 2012.

The Wells Fargo Facility and the Ableco Facility contain affirmative, negative, and financial covenants (including minimum EBITDA, maximum Leverage Ratio, minimum Fixed Charge Coverage Ratio, and limited Capital Expenditures, as such terms are defined therein). The Company was in compliance with the applicable covenants at December 31, 2009.

The Subordinated Debt Credit Agreement provides for a term loan facility.  Bairnco was indebted to SP II under the Subordinated Debt Credit Agreement until July 15, 2009, when SP II assigned its interest in the Subordinated Debt Credit Agreement to the SP II Series A Trust. The original principal of approximately $31.8 million was reduced to $10.0 million with proceeds from HNH’s Rights Offering.  All borrowings under the Subordinated Debt Credit Agreement bear interest at 9.50% above the rate of interest publicly announced by JPMorgan Chase Bank in New York, New York as its reference rate, base rate or prime rate. Principal, interest and all fees payable under the Subordinated Debt Credit Agreement are due and payable on the scheduled maturity date, January 17, 2013. Obligations under the Subordinated Debt Credit Agreement are guaranteed by Bairnco and certain of its subsidiaries, and collateralized by a subordinated priority lien on their assets.  The Subordinated Debt Credit Agreement contains customary representations, warranties, affirmative and negative covenants, events of default and indemnification provisions.

On March 12, 2009, Bairnco and certain of its subsidiaries amended the Wells Fargo Facility and the Ableco Facility to, among other things, (i) increase the interest rates and (ii) reset the levels of certain financial covenants.  The Ableco Facility was also amended to provide for, among other things, an increase in the existing limited guaranty by H&H from up to $7 million to up to $12 million, secured by a second lien on all of the assets of H&H pursuant to the terms and conditions of the H&H Security Agreement and the H&H Guaranty.  The Subordinated Debt Credit Agreement was also amended to, among other things, increase the interest rates.

Effective August 18, 2009, Bairnco and certain of its subsidiaries also amended the Ableco Facility to, among other things, (i) reset certain financial covenants, (ii) increase the existing limited H&H Guaranty of Bairnco’s obligations under the Ableco Facility from up to $12 million to up to $17 million and (iii) provide for the repayment of a portion of the Ableco Facility in the amount of $3.0 million.  The Wells Fargo Facility and the Subordinated Debt Credit Agreement were also amended effective August 18, 2009, to, among other things, (i) reset certain financial covenants to levels consistent with the Ableco Facility, as amended, and (ii) permit the repayment of a portion of the Ableco Facility in the amount of $3.0 million.

The Subordinated Loan Agreement provided for a subordinated term loan of $15 million from SP II to HNH in connection with the Bairnco Acquisition, and was unsecured at the HNH level.  Borrowings under the Subordinated Loan Agreement bore pay-in-kind interest at a rate per annum equal to the prime rate of JP Morgan Chase plus 7.75%, with a minimum interest rate of 16% per annum and a maximum interest rate of 19% per annum.  Obligations under the Subordinated Loan Agreement were guaranteed by Bairnco and certain of its subsidiaries and secured by a junior lien on the assets of Bairnco and certain of its subsidiaries and capital stock of certain of Bairnco’s subsidiaries. The Subordinated Loan Agreement was fully paid in September 2008 with proceeds from HNH’s Rights Offering.

The Company’s weighted average interest rate for 2009 was 10.85%.  In 2008, the Company’s weighted average interest rate was 9.88%.

Other Obligations

Pension Plan

In July 2003, the Company entered into an agreement among the PBGC, WPC, WPSC, and the United Steelworkers of America, AFL-CIO-CLC (“USWA”) in settlement of matters relating to the PBGC V. HNH Corporation (“Termination Litigation”), in which the PBGC was seeking to terminate the WHX Pension Plan.  Under the settlement, HNH agreed, among other things, (a) to certain administrative facts and legal conclusions about the Pension Plan, as well as certain ongoing agreements, as set forth in the settlement agreement, and (b)  that HNH will not contest a future action by the PBGC to terminate the WHX Pension Plan in connection with a future WPC Group facility shutdown.  The WPC Group was a wholly-owned subsidiary of HNH until August 1, 2003.  In the event that such a plan termination occurs, the PBGC has agreed to release HNH from any claims relating to the shutdown. However, there may be PBGC claims related to unfunded liabilities that may exist as a result of a termination of the WHX pension Plan.

On December 20, 2006, the Internal Revenue Service (“IRS”) granted a conditional waiver of the minimum funding requirements for the WHX pension Plan for the 2005 plan year in accordance with section 412 (d) of the Internal Revenue Code and section 303 of ERISA, which had not been paid by the Company due to liquidity issues.  On December 28, 2006, HNH, H&H, and the PBGC entered into a settlement agreement (the “PBGC Settlement Agreement”) in connection with the conditional waiver granted by the IRS of the minimum funding requirement for the 2005 plan year (the “IRS Waiver”) and certain other matters.  Payments made during 2006 and 2007 were $13.1 million and $21.6 million, respectively.  On September 12, 2007, the Company made a payment to the WHX pension Plan of $13.0 million, which exceeded the minimum required contributions under ERISA.  As a result of such accelerated contribution, there was no required minimum contribution to the WHX pension Plan in 2008, and the Company believes that the full amount of the IRS Waiver has been repaid. The Company must meet the minimum funding requirement for the WHX pension Plan for the plan year ending December 31, 2010 without applying for a waiver of such requirement.

The decline of stock prices starting in 2008 across a significant cross-section of the United States stock market and continued capital markets weakness have significantly contributed to an unfunded pension liability of the WHX pension Plan which totaled  $101.1 million as of December 31, 2009 and $132.8 million as of December 31, 2008.  The Company expects to have required minimum contributions for 2010 and 2011 of $9.6 million and $21.0 million, respectively.   Required future contributions are based upon assumptions such as discount rates on future obligations, assumed rates of return on plan assets and legislative changes.  Pension costs and required funding obligations will be affected by changes in the factors and assumptions described in the previous sentence, as well as other changes such as a plan termination.

On February 28, 2008, the Company adopted an amendment to the WHX pension Plan allowing certain WPSC participants to elect to receive, between March 1, 2008 and December 31, 2008, a single lump sum payment in lieu of all benefits otherwise payable under the WHX pension Plan. The election was made available to more than 2,300 participants of the WHX pension Plan, and was elected by almost 1,900 participants.  As a result, approximately $125 million was distributed.  There was no material effect on the funded status of the WHX pension Plan or on the estimated minimum funding requirements as a result of this program.

Environmental Issues

H&H’s facilities and operations are subject to extensive environmental laws and regulations imposed by federal, state, foreign and local authorities relating to the protection of the environment.  H&H could incur substantial costs, including cleanup costs, fines or sanctions, and third-party claims for property damage or personal injury, as a result of violations of or liabilities under environmental laws.  H&H has incurred, and in the future may continue to incur, liability under environmental statutes and regulations with respect to the contamination detected at sites owned or operated by it (including contamination caused by prior owners and operators of such sites, abutters or other persons) and the sites at which H&H disposed of hazardous substances.  As of December 31, 2009, H&H has established an accrual totaling $6.7 million with respect to certain presently estimated environmental remediation costs at certain of its facilities.  This estimated liability may not be adequate to cover the ultimate costs of remediation, and may change by a material amount in the near term, in certain circumstances, including discovery of additional contaminants or the imposition of additional cleanup obligations, which could result in significant additional costs. In addition, H&H expects that future regulations, and changes in the text or interpretation of existing regulations, may subject it to increasingly stringent standards.  Compliance with such requirements may make it necessary for H&H to retrofit existing facilities with additional pollution-control equipment, undertake new measures in connection with the storage, transportation, treatment and disposal of by-products and wastes or take other steps, which may be at a substantial cost to H&H.

Off-Balance Sheet Arrangements

It is not the Company’s usual business practice to enter into off-balance sheet arrangements such as guarantees on loans and financial commitments, indemnification arrangements, and retained interests in assets transferred to an unconsolidated entity for securitization purposes. Certain customers and suppliers of the Precious Metal segment choose to do business on a “pool” basis.  Such customers or suppliers furnish precious metal to subsidiaries of H&H for return in fabricated form (“customer metal”) or for purchase from or return to the supplier. When the customer’s precious metal is returned in fabricated form, the customer is charged a fabrication charge. The value of consigned precious metal is not included in the Company’s balance sheet.  As of December 31, 2009, H&H subsidiaries held customer metal comprised of 271,805 ounces of silver, 1,430 ounces of gold, and 1,391 ounces of palladium.  The market value per ounce of silver, gold, and palladium as of December 31, 2009 was $16.83, $1,095.78, and $402.00, respectively.

Summary

The Company continues to examine all of its options and strategies, including acquisitions, divestitures, and other corporate transactions, to increase cash flow and stockholder value, as well as considering the additional reduction of certain discretionary expenses and sale of certain non-core assets.  There can be no assurance that the funds available from operations and under the Company’s credit facilities will be sufficient to fund its debt service costs, working capital demands, pension plan contributions, and environmental remediation costs.  The Company’s inability to generate sufficient cash flows from its operations could impair its liquidity, and would likely have a material adverse effect on its business, financial condition and results of operations, and could raise substantial doubt that the Company will be able to continue to operate.

The Company believes that recent amendments to its financing arrangements, continuing improvements in its core operations, and stabilization of the global economy as it effects the markets that the Company serves, will permit the Company to generate sufficient working capital to meet its obligations as they mature.  The ability of the Company to meet its cash requirements for at least the next twelve months is dependent, in part, on the Company’s ability to meet its business plan.  Management believes that existing capital resources and sources of credit, including the H&H credit facilities and the Bairnco credit facilities, will be adequate to meet its current and anticipated cash requirements.  However, if the Company’s cash needs are greater than anticipated or the Company does not materially satisfy its business plan, the Company may be required to seek additional or alternative financing sources.  There can be no assurance that such financing will be available or available on terms acceptable to the Company.

The Company has taken the following actions, which it believes has and in certain instances, will continue to improve liquidity over time and help provide for adequate liquidity to fund the Company’s capital needs:

•
On various dates in 2008 and 2009, Company management has worked with the principal lenders of H&H and Bairnco to amend their respective credit facilities.  Amendments affecting liquidity have been made in order to (i) extend the maturity date of the H&H debt to June 30, 2011, (ii) reset the levels of certain financial covenants, (iii) permit certain additional loans from SPII and Ableco, (iv) permit loans or advances from H&H to HNH, subject to certain conditions, (v) allow for the acquisition of a business, a sale-leaseback of an operating facility, and the closure of non-performing businesses, (vi) allow prepayments of the various loans on different occasions, (vii) provide a limited cross-guaranty between H&H and Bairnco, and (viii) amend applicable interest rates.  (Please see “Debt” section of this “Item 7- Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information about these amendments).

•	On September 25, 2008, HNH completed the Rights Offering by issuing common stock for proceeds of approximately $156.5 million, and repaid debt and accrued interest of approximately $155.7 million.

•
The Company continues to apply the HNH Business System at all of its business units.  The System is at the heart of the operational improvement methodologies for all HNH companies and employees. Strategy Deployment forms the roof of the System and serves to convert strategic plans into tangible actions ensuring alignment of goals throughout each of our businesses. The pillars of the System are the key performance indicators used to monitor and drive improvement.  The steps of the System are the specific tool areas that drive the key performance indicators and overall performance.  HNH utilizes lean tools and philosophies to reduce and eliminate waste coupled with the Six Sigma tools targeted at variation reduction.  The System is a proven, holistic approach to increasing shareholder value and achieving long term, sustainable, and profitable growth.

•
On January 4, 2009, the Company implemented a 5% salary reduction to annual salaries over $40,000 for all salaried employees, including all of the Company’s executive officers, in furtherance of the Company’s ongoing efforts to lower its operating costs. The Company also suspended its employer contributions to 401(k) savings plans for all employees not covered by a collective bargaining agreement. Additionally, during 2009, the Company’s bonus program for senior management of its operations was significantly curtailed.  The Company also took other steps to further reduce fixed and variable expenses at its various locations.  In January 2010, the Company reinstated the 5% salary reduction and its matching contribution to the 401(k) savings plan.  The Company also fully reinstated in 2010 its bonus plan for senior management, subject to the terms and conditions of the bonus plan.

•
In 2009 and 2008, the Company engaged in various restructuring activities that management believes will result in a more efficient infrastructure that can be leveraged in the future. These activities included consolidation of the Bairnco corporate office into the HNH corporate office, the closure of facilities in New Hampshire and Dallas in 2009 and San Antonio in 2008, and relocation of the functions to other existing facilities.   In connection with these activities, restructuring charges totaled $1.9 million in 2009 and $1.6 million in 2008.

•
In 2008, the Company decided to exit the welded specialty tubing market in Europe and close its ITD subsidiary, sell ITD’s assets, pay off ITD’s related debt and repatriate cash remaining post-closing. The decision to exit this market was made after evaluating current economic conditions and competition from lower cost manufacturers.  The withdrawal from this market has been largely accomplished although the ITD building has been offered for sale, but has not yet sold.   In 2008, the Company also evaluated its Sumco subsidiary in light of ongoing operating losses and future prospects.  Sumco provided electroplating services primarily to the automotive market.  Sumco had declining cash flows in 2008 and projected negative 2009 cash flows principally caused by the decline in U.S. economic activity and by Sumco’s reliance on the automotive market for over 90% of its sales. The Company decided to exit this business, which has been completed as of December 31, 2009. Sumco has leased its manufacturing facility under a two year lease and has offered the tenant an option to purchase the facility.

•
The Company filed a shelf registration statement on Form S-3 with the SEC which was declared effective on June 29, 2009.  Pursuant to this statement, the Company may, from time to time, issue up to $25 million of its common stock, preferred stock, debt securities, warrants to purchase common stock, preferred stock, or debt securities, or any combination of the above, separately or as units. The terms of any offerings under the shelf registration statement would be determined at the time of the offering.  The Company does not presently have any definitive plans or current commitments to sell securities that may be registered under the shelf registration statement.  However, management believes that the shelf registration statement provides the Company with the flexibility to quickly raise capital in the market as conditions permit with a minimum of administrative preparation and expense.  The net proceeds of any such issuances under the shelf registration statement could  be used for general corporate purposes, which may include working capital and/or capital expenditures.

In view of the matters described in the preceding paragraphs, management believes that the Company has the ability to meet its cash requirements on a continuing basis for at least the next twelve months.  However, if the Company’s planned cash flow projections are not met and/or credit is not available in sufficient amounts, management could consider the additional reduction of certain discretionary expenses and sale of certain assets.  In the event that these plans are not sufficient and/or the Company’s credit facilities are not adequate, the Company’s ability to operate could be materially adversely affected.

*******

When used in Management's Discussion and Analysis of Financial Condition and Results of Operations, the words “anticipate”, “estimate” and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the the Exchange Act, which are intended to be covered by the safe harbors created thereby.  Investors are cautioned that all forward-looking statements involve risks and uncertainty, including without limitation, general economic conditions, the ability of the Company to develop markets and sell its products, and the effects of competition and pricing.  Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate.

Critical Accounting Policies and Estimates

The Company’s discussion and analysis of its financial condition and results of operations are based upon its consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). Preparation of these financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  On an on-going basis, the Company evaluates its estimates, including those related to bad debts, inventories, long-lived assets, intangibles, accrued expenses, income taxes, pensions and other post-retirement benefits, and contingencies and litigation.  Estimates are based on historical experience, future cash flows and various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates.

GAAP requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements.  Note 2 to the consolidated financial statements, included elsewhere in this Form 10-K, includes a summary of the significant accounting policies and methods used in the preparation of the Company’s financial statements.  The following is a discussion of the critical accounting policies and methods used by the Company.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined by the LIFO method for precious metal inventories. Non precious metal inventories are stated at the lower of cost (principally average cost) or market. For precious metal inventories, no segregation among raw materials, work in process and finished goods is practicable.

Non-precious metal inventory is evaluated for estimated excess and obsolescence based upon assumptions about future demand and market conditions and is adjusted accordingly.  If actual market conditions are less favorable than those projected,write-downs may be required.

Derivatives

H&H enters into commodity futures and forwards contracts on precious metal that are subject to market fluctuations in order to economically hedge its precious metal inventory against price fluctuations.  Future and forward contracts to sell or buy precious metal are the derivatives used for this objective.   The Company also economically hedged its exposure on variable interest rate debt at one of its foreign subsidiaries.   As these derivatives are not designated as accounting hedges under GAAP, they are accounted for as derivatives with no hedge designation.  These derivatives are marked to market and both realized and unrealized gains and losses on these derivatives are recorded in current period earnings as other income (loss) in the case of the precious metal contracts and in interest expense with respect to the interest rate derivative.  The unrealized gain or loss (open trade equity) on the derivatives is included in other current assets or other current liabilities, respectively.

As of December 31, 2009 and 2008, the Company had contracted for $7.2 million and $4.6 million, respectively, of forward contracts with a counter party rated A by Standard & Poors, and the future contracts are exchange traded contracts through a third party broker.  Accordingly, the Company has determined that there is minimal credit risk of default.  The Company estimates the fair value of its derivative contracts through use of market quotes or broker valuations when market information is not available.

Goodwill, Other Intangibles and Long-Lived Assets

Goodwill is reviewed annually for impairment in accordance with GAAP. The Company uses judgment in assessing whether assets may have become impaired between annual impairment tests.  Circumstances that could trigger an interim impairment test include but are not limited to: the occurrence of a significant change in circumstances, such as continuing adverse business conditions or legal factors; an adverse action or assessment by a regulator; unanticipated competition; loss of key personnel; the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed; or results of testing for recoverability of a significant asset group within a reporting unit.

The testing of goodwill for impairment is performed at a level referred to as a reporting unit. Goodwill is allocated to each reporting unit based on actual goodwill valued in connection with each business combination consummated within each reporting unit.   Six reporting units of the Company have goodwill assigned to them.

Goodwill impairment testing consists of a two-step process.  Step 1 of the impairment test involves comparing the fair values of the applicable reporting units with their carrying values, including goodwill. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, Step 2 of the goodwill impairment test is performed to determine the amount of impairment loss. Step 2 of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill against the carrying value of that goodwill.  In performing the first step of the impairment test, the Company also reconciles the aggregate estimated fair value of its reporting units to its enterprise value (which includes a control premium).

To estimate the fair value of our reporting units, we use an income approach and a market approach. The income approach is based on a discounted cash flow analysis (“DCF”) and calculates the fair value by estimating the after-tax cash flows attributable to a reporting unit and then discounting the after-tax cash flows to a present value using a risk-adjusted discount rate. Assumptions used in the DCF require the exercise of significant judgment, including judgment about appropriate discount rates and terminal values, growth rates, and the amount and timing of expected future cash flows. The forecasted cash flows are based on current plans and for years beyond that plan, the estimates are based on assumed growth rates. We believe the assumptions are consistent with the plans and estimates used to manage the underlying businesses. The discount rates, which are intended to reflect the risks inherent in future cash flow projections, used in the DCF are based on estimates of the weighted-average cost of capital (“WACC”) of a market participant.  Such estimates are derived from our analysis of peer companies and considered the industry weighted average return on debt and equity from a market participant perspective.  The Company believes the assumptions used to determine the fair value of our respective reporting units are reasonable. If different assumptions were used, particularly with respect to forecasted cash flows or WACCs, different estimates of fair value may result and there could be the potential that an impairment charge could result. Actual operating results and the related cash flows of the reporting units could differ from the estimated operating results and related cash flows.  The recoverability of goodwill may be impacted if estimated future operating cash flows are not achieved.

A market approach values a business by considering the prices at which shares of capital stock of reasonably comparable companies are trading in the public market, or the transaction price at which similar companies have been acquired.

Relative weights are then given to the results of each of these approaches, based on the facts and circumstances of the business being valued.  The use of multiple approaches (in our case, income and market approaches) is considered preferable to a single method.  In our case, significant weight is given to the income approach because it generally provides a reliable estimate of value for an ongoing business which has a reliable forecast of operations.  The income approach closely parallels investors’ consideration of the future benefits derived from ownership of an asset.

Intangible assets with finite lives are amortized over their estimated useful lives.  We also estimate the depreciable lives of property, plant and equipment, and review the assets for impairment if events, or changes in circumstances, indicate that we may not recover the carrying amount of an asset.  Long-lived assets consisting of land and buildings used in previously operating businesses are carried at the lower of cost or fair value, and are included in Other Non-Current Assets in the consolidated balance sheets. A reduction in the carrying value of such long-lived assets used in previously operating businesses is recorded as an impairment charge in the consolidated statement of operations.

Pension and Postretirement Benefit Costs

H&H, Bairnco and certain of their respective subsidiaries maintain qualified and several non-qualified pension plans and other postretirement benefit plans. Pension benefits for the participants of the WHX pension Plan are based on years of service and the amount of compensation at the time of retirement. However, the qualified pension benefits have been frozen for most participants.

The Company’s pension and postretirement benefit costs are developed from actuarial valuations.  Inherent in these valuations are key assumptions including discount rates and expected long-term rates of return on plan assets.  Material changes in the Company’s pension and postretirement benefit costs may occur in the future due to changes in these assumptions, changes in the number of plan participants, changes in the level of benefits provided, changes to the level of contributions to these plans and other factors.

The Company determines its actuarial assumptions for its pension and postretirement plans on December 31 of each year to calculate liability information as of that date and pension and postretirement expense for the following year.  The discount rate assumption is derived from the rate of return on high quality bonds as of December 31 of each year.

The Plan’s assets are diversified as to type of assets, investment strategies employed, and number of investment managers used.  Investments may include equities, fixed income, cash equivalents, convertible securities, insurance contracts, and private investment funds.  Derivatives may be used as part of the investment strategy.  The Company may direct the transfer of assets between investment managers in order to rebalance the portfolio in accordance with asset allocation guidelines established by the Company. The private investment funds or the investment funds they are invested in, own marketable and non-marketable securities and other investment instruments.  Such investments are valued by the private investment funds, underlying investment managers or the underlying investment funds, at fair value, as described in their respective financial statements and offering memorandums. The Company utilizes these values in quantifying the value of the assets of its pension plans, which is then used in the determination of the unfunded pension liability on the balance sheet.   Because of the inherent uncertainty of valuation of some of the WHX pension Plan’s investments in private investment funds and some of the underlying investments held by the investment funds, the recorded value may differ from the value that would have been used had a ready market existed for some of these investments for which market quotations are not readily available and are valued at their fair value as determined in good faith by the respective private investment funds, underlying investment managers, or the underlying investment funds.

Management uses judgment to make assumptions on which our employee benefit liabilities and expenses are based. The effect of a 1% change in two key assumptions for the WHX pension Plan is summarized as follows:

Assumptions	Statement of Operations (1)	Balance Sheet Impact (2)
	(in millions)
Discount rate
+1% increase	$(2.1)	$(38.6)
-1% decrease	2.3	42.2

Expected return on assets
+1% increase	(3.0)
-1% decrease	3.0

(1) Estimated impact on 2009 net periodic benefit costs.
(2) Estimated impact on 2009 pension liability.

Environmental Remediation

The Company accrues for losses associated with environmental remediation obligations when such losses are probable and reasonably estimable. Accruals for estimated losses from environmental remediation obligations generally are recognized no later than completion of the remedial feasibility study.  Such accruals are adjusted as further information develops or circumstances change. Costs of future expenditures for environmental remediation obligations are not discounted to their present value. Recoveries of environmental remediation costs from other parties are recorded as assets when their receipt is deemed probable.  As of December 31, 2009, total accruals for environmental remediation were $6.7 million.

Legal Contingencies

The Company provides for legal contingencies when the liability is probable and the amount of the associated costs is reasonably determinable. The Company regularly monitors the progress of legal contingencies and revises the amounts recorded in the period in which changes in estimate occur.

New Accounting Standards

In July 2009, the Financial Accounting Standards Board (“FASB”) issued “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles” (“the Codification” or “ASC”).  The Codification was effective for the Company’s third-quarter 2009 financial statements.  The Codification is the official single source of authoritative GAAP and all existing accounting standards have been superseded. All other accounting guidance not included in the Codification are considered non-authoritative. The Codification also includes all relevant SEC guidance organized using the same topical structure in separate sections within the Codification. The Codification did not change GAAP and all references to authoritative accounting literature included herein have now been referenced in accordance with the Codification.

In May 2009, the FASB issued ASC No. 855 “Subsequent Events” (“ASC 855”).  ASC 855 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued.  This statement sets forth the period after the balance sheet date that management should evaluate events for transactions that may occur for potential recognition or disclosure in the financial statements.  ASC 855 also sets forth the circumstances under which an entity should recognize events or transactions occurring after the balance sheet date in its financial statements and the disclosures that an entity should make about events or transactions that occurred after the balance sheet date.  ASC 855 was applicable to interim or annual financial periods ending after June 15, 2009.  The Company adopted ASC 855 in the second quarter of 2009, and its adoption did not have a significant effect on the Company’s consolidated financial position and results of operations.

In April 2009, the FASB issued ASC No. 825, “Interim Disclosures about Fair Value of Financial Instruments” (“ASC 825”), which increases the frequency of fair value disclosures from an annual to a quarterly basis.  ASC 825 was effective for interim and annual periods ending after June 15, 2009, and the Company adopted its provisions in the second quarter of 2009.  The adoption of ASC 825 did not impact the Company’s financial position or results of operations.

In April 2009, the FASB issued ASC No. 820-10, “Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly” (“ASC 820-10”). It provides guidance for estimating fair values when there is no active market or where the price inputs being used represent distressed sales and identifying circumstances that indicate a transaction is not orderly. ASC 820-10 was effective for interim and annual reporting periods ending after June 15, 2009, and the Company adopted it in the second quarter of 2009.  Adoption of ASC 820-10 did not have any effect on the Company’s financial position or results of operations.

 In December 2008, the FASB issued ASC No. 715-20, “Employer’s Disclosures about Postretirement Benefit Plan Assets” (“ASC 715-20”), to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan.  ASC 715-20 will become effective for financial statements issued for fiscal years and interim periods ending after December 15, 2009.  ASC 715-20 changes the disclosure requirements for benefit plan assets, but does not change the accounting for such assets or plans, and therefore, the Company believes that its adoption will not have an effect on its consolidated financial position and results of operations.

In March 2008, the FASB issued ASC No. 815-10, “Disclosures about Derivative Instruments and Hedging Activities” (“ASC 815-10”), which changed the disclosure requirements for derivative instruments and hedging activities, but did not change the accounting for such instruments.  Therefore, the adoption of ASC 815-10 did not have an effect on the Company’s consolidated financial position and results of operations.  ASC 815-10 became effective in the first quarter of 2009.

In September 2006, the FASB issued ASC No. 820, “Fair Value Measurements” (“ASC 820”) which defined fair value, established a framework for measuring fair value in accordance with GAAP, and expanded disclosures about fair value measurements.  ASC 820 did not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements.  On January 1, 2009, the Company adopted ASC 820 for all non-financial assets and liabilities measured at fair value on a non-recurring basis.  The application of ASC 820 did not have an impact on the Company's financial position or results of operations.  The Company's non-financial assets measured at fair value on a non-recurring basis include goodwill and intangible assets.  In a business combination, the non-financial assets and liabilities of the acquired company would be measured at fair value in accordance with ASC 820. The requirements of ASC 820 include using an exit price based on an orderly transaction between market participants at the measurement date assuming the highest and best use of the asset by market participants.

In December 2007, the FASB issued ASC No. 810, “Non-controlling Interests in Consolidated Financial Statements” (“ASC 810”), which established accounting and reporting standards for the non-controlling interest in a subsidiary and for the deconsolidation of a subsidiary.  ASC 810 became effective for fiscal years beginning after December 15, 2008.  The Company adopted ASC 810 on January 1, 2009, and its adoption did not have a significant effect on the Company’s consolidated financial position and results of operations.

In December 2007, the FASB also issued ASC No. 805, “Business Combinations” (“ASC 805”), which requires an entity to recognize assets acquired, liabilities assumed, contractual contingencies and contingent consideration at their fair value on the acquisition date. ASC 805 also requires that (1) acquisition-related costs be expensed as incurred; (2) restructuring costs generally be recognized as a post-acquisition expense; and (3) changes in deferred tax asset valuation allowances and income tax uncertainties after the measurement period impact income tax expense. The Company adopted ASC 805 on January 1, 2009, and its adoption did not have a significant effect on the Company’s consolidated financial position and results of operations.